For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 or bmadison@emisphere.com

Adam Friedman, Adam Friedman Associates
212-981-2529, ext. 18 or adam@adam-friedman.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES
2008 FIRST QUARTER FINANCIAL RESULTS

Conference Call/Webcast to be Held Wednesday, May 7, 2008 at 10:00 AM EST

CEDAR KNOLLS, N.J. – May 7, 2008 – Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the first quarter ended March 31, 2008.

Emisphere will host a conference call to discuss first quarter results at 10:00 AM EST Wednesday, May 7, 2008. A live Webcast of the conference call can be accessed through the company’s Web site at: www.emisphere.com. The live conference call dial-in number is: 1-800-895-0198 (United States and Canada) or 1-785-424-1053 (International). In addition, an archive of the Webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by calling 1-800-688-7036 (United States and Canada) or 1-402-220-1346 (International).

Emisphere will conduct its Annual Stockholders Meeting on Thursday, May 8, 2008, at the Westin Governor Morris Inn, Two Whippany Road, Morristown, New Jersey at 10:00 AM EST.

FIRST QUARTER FINANCIAL RESULTS

Emisphere reported a net loss of $3.9 million, or $0.13 per basic share and $0.13 per diluted share for the quarter ended March 31, 2008, compared to a net loss of $3.9 million, or $0.14 per basic share and $0.26 diluted share for the quarter ended March 31, 2007. The first quarter operating loss was $6.5 million, compared to an operating loss of $7.1 million for the same period last year.

Total operating expenses were $6.6 million for the quarter ended March 31, 2008, a decrease of $3.3 million, or 33%, compared to the same period last year. Total operating expenses include research and development costs of $3.8 million and general and administrative expenses of $2.7 million compared to $5.5 million and $4.1 million respectively, in the period ending March 31, 2007. Other income for the first quarter of 2008 was $2.5 million, compared to other income of $3.2 million in the first quarter of 2007.

Cash, cash equivalents, and investments as of March 31, 2008 were $9.9 million compared to $13.9 million at March 31, 2007.

The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through August 2008. “Emisphere continues to implement aggressive cost controls to conserve our cash,” said Michael V. Novinski, President and Chief Executive Officer. “We believe that by mid-year we will be able to announce partnerships that will enable us to fund the company for some time going forward.”

CORPORATE AND PRODUCT DEVELOPMENTS

Emisphere recently announced that preclinical studies using dogs further demonstrate that its proprietary eligen® technology enhances the absorption of oral B12. These data confirm in a second animal species Emisphere’s earlier reported proof of concept studies conducted in rats.

“These additional studies are an important milestone in our plans to commercialize our eligen® technology,” said Novinski. “Most importantly, the data is useful to us as we move forward with clinical human trials, which should begin in June 2008. A safe, effective, and better-absorbed oral formulation of vitamin B12 will enable us to move towards commercial success and, ultimately, profits.”

There are at least five million people in the United States receiving 40 million B12 injections annually to treat a variety of debilitating medical conditions, and over 600 million tablets of B12 of various strengths are sold in the United States annually. The company believes that 40 million injections suggests a need for an oral B12 preparation that can deliver therapeutic levels of B12, and that the megadoses being consumed as tablets are further evidence of this need.

Emisphere has two Phase III product candidates based on the compound salmon calcitonin in collaboration with Novartis Pharma AG and its development partner, Nordic Bioscience. One product is being tested for the prevention of osteoporosis and the other product for the prevention of osteoarthritis. The osteoarthritis product has the potential to be the first disease-modifying drug that could halt progression of the illness, rather than treating symptoms. Both product candidates use Emisphere’s eligen® delivery technology to provide salmon calcitonin as a convenient oral medication. There will be over 5000 patients enrolled in Phase III trials for these products by mid-year.

Emisphere has two product candidates in Phase II, oral heparin and oral insulin, about which the Company is conducting an ongoing evaluation of strategic options. The Company will provide updates as more information emerges.

Emisphere has six product candidates in Phase I:

  Genta Incorporated began a Phase I clinical study of oral gallium in the third quarter of 2007;

  A research partner has conducted Phase I studies of acyclovir; we and our partner are reviewing the data from that program to determine future steps;

  Satiety and oral glucose challenge studies for both GLP-1 and PYY were started in humans with data expected during the second quarter of this year; and

  Parathyroid hormone and human growth hormone are in development in collaboration with Novartis Pharma AG

Emisphere conducts a variety of preclinical research and development programs, both in collaboration with pharmaceutical and biotechnology companies and independently. These programs are subject to ongoing review to determine whether the projects should continue and whether the independent projects are appropriate for further development or licensing.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its eligen® Technology. Some of these molecules or compounds can only be given by injection; when combined with our technology; convenient oral versions may be safe, effective and provide significant advantages. The benefits of other compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, use of Emisphere’s technology can improve the therapeutic effectiveness of the compounds. The eligen® technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The web site is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding potential third party collaborations, future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that one or more potential third party collaborations may not be consummated, that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, or Emisphere's ability to fund such efforts with or without partners. Emisphere undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 7, 2008.

CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2008 and 2007
(in thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2008	2007
Revenue	$154	$2,809
Costs and expenses:
Research and development	3,832	5,451
General and administrative expenses	2,693	4,145
Gain on disposal of fixed assets	(135)	-
Depreciation and amortization	226	315
Total costs and expenses	6,616	9,911
Operating income (loss)	(6,462)	(7,102)

Other income (expense):
Other income	99	314
Sale of patents	1,500	-
Change in fair value of derivative instruments	1,493	3,524
Interest expense, net	(572)	(624)
Total other income	2,520	3,214
Net loss	$(3,942)	$(3,888)
Net loss per share, basic	$(0.13)	$(0.14)
Net loss per share, diluted	$(0.13)	$(0.26)
Weighted average shares outstanding, basic	30,336,928	28,311,744
Weighted average shares outstanding, diluted	30,336,928	28,618,574

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS
March 31, 2008 and December 31, 2007
(in thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash ,cash equivalents , and investments	$9,858	$13,854
Accounts receivable	127	240
Prepaid expenses and other current assets	828	1,035
Total current assets	10,813	15,129
Equipment and leasehold improvements, net	1,946	2,074
Purchased technology, net	1,495	1,555
Restricted cash	246	246
Other assets	465	477
Total assets	$14,965	$19,481

Liabilities and Stockholders’ Deficit:
Current liabilities	$3,832	$5,507
Notes payable	28,013	27,320
Other long term liabilities	357	328
Stockholders’ deficit	(17,237)	(13,674)
Total liabilities and stockholders’ deficit	$14,965	$19,481